Exhibit 99.1

NVR, INC. TO PURCHASE COLUMBIA, SC BUILDER, MARC HOMEBUILDERS, INC.

FOR IMMEDIATE RELEASE	CONTACT:	Dan Malzahn
	OFFICE:	703-761-2137

January 5, 2005 — McLean, VA — NVR, Inc. (AMEX: NVR) today announced that it has completed the acquisition of substantially all of the assets of Marc Homebuilders, Inc, a leading homebuilder in Columbia, South Carolina.

For the year ended December 31, 2004, Marc Homebuilders, which operates under the Rymarc Homes trade name, closed 231 homes. The company markets its homes primarily to first-time customers and is currently active in five communities throughout the Columbia metropolitan area.

Dwight Schar, Chairman and Chief Executive Officer, said, “We are extremely excited about this acquisition. As a result of the leadership of the management of Rymarc Homes, the company has developed an outstanding reputation and strong position in the market. Consistent operating strategies and what we believe are some of the most dedicated employees and best management talent in the market makes this a good fit. We intend to maintain the Rymarc business as a separate brand name and product line. We intend to expand the size of the Rymarc business within the Columbia market. In addition, Rymarc should positively impact earnings per share immediately.”

Ernie Magaro, Jr., President of Marc Homebuilders, Inc., began his career in the homebuilding business with Ryan Homes in 1964. Mr. Magaro served as Division President for Ryan Homes in Wheeling, WV, Buffalo, NY, and Pittsburgh, PA between 1969 and 1982. In 1982, Mr. Magaro founded Marc Homebuilders, Inc. as a franchise of Ryan Homes. In 1990, after the franchise agreement ended, Mr. Magaro continued running Marc Homebuilders, Inc. as an independent company. NVR welcomes Mr. Magaro back to the NVR team.

NVR is headquartered in McLean, Virginia and is one of the largest homebuilders in the United States.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than those of historical facts included herein, including those regarding market trends, NVR’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic and business conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by NVR in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of NVR to integrate any acquired business, fluctuation and volatility of stock and other financial markets and other factors over which NVR has little or no control. The Company has no obligation to update such forward-looking statements.